Exhibit 99.1

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
+1 972 577 0000
www.perotsystems.com
Media Contacts:
Perot Systems Corporation

Joe McNamara
+1 972 577-6165
joe.mcnamara@ps.net
Investor Contact:
John Lyon
+1 972 577-6132
+1 972-577-6791 fax
john.lyon@ps.net

— Perot Systems News Release —
Perot Systems Reports Fourth Quarter 2008
Financial Results
Plano, TX — February 10, 2009 — Perot Systems Corporation (NYSE: PER) today announced fourth quarter 2008 financial results:
•	Revenue was $683 million, a decrease of 7% year-to-year over fourth quarter 2007 revenue of $732 million. In the fourth quarter of 2007, Perot Systems recognized revenue of $59 million related to a client termination. For the full year of 2008, revenue was $2.8 billion, an increase of 6% over 2007 full year revenue of $2.6 billion.

•	Earnings per share (diluted) was $.24 as compared to $.35 for the fourth quarter of 2007. In the fourth quarter of 2007, Perot Systems realized a benefit to earnings per share (diluted) of approximately $.23 related to a client termination, partially offset by expense equal to approximately $.09 per share (diluted) related to cost reduction activities. For the full year of 2008, earnings per share (diluted) was $.97 as compared to $.92 for full year of 2007.

•	Operating profit margin was 6.9% for the fourth quarter of 2008 and was 6.7% for full year 2008.

•	Total bookings, which include contract renewals, totaled $508 million for the fourth quarter of 2008, bringing the total value of bookings during 2008 to $2.9 billion. New contract signings totaled $27 million for the fourth quarter of 2008, bringing the total value of new contracts signed during 2008 to $871 million. Through the date of this release, Perot Systems has signed total bookings in 2009 of approximately $350 million, including new contracts valued at approximately $200 million.

•	Operating Cash Flow and Capital Expenditures for the fourth quarter of 2008 totaled $79 million and $17 million, respectively. For the full year of 2008, Operating Cash Flow and Capital Expenditures were $217 million and $55 million, respectively.

•	As of December 31, 2008, Cash, Short-term Investments, and Debt totaled $234 million, $36 million, and $184 million, respectively.

Perot Systems Earnings Release	2 of 10
•	During the fourth quarter of 2008, Perot Systems repurchased approximately 1.7 million shares of its Class A common stock at an average purchase price of $11.60 for a total of $20 million. For the full year of 2008, Perot Systems repurchased approximately 3.5 million shares of its Class A common stock at an average purchase price of $12.71 for a total of $44 million.
“2008 was a productive year for our company with accomplishments in all major facets of our business,” said Peter Altabef, president and CEO for Perot Systems. “Strategically, we continued to build upon our capabilities, while expanding geographically. Operationally, we delivered strong contract profit improvement, while having an outstanding year of contract renewals that demonstrate our clients’ continuing trust in our team and the services we provide. Financially, we expanded profit margins over the course of the year, grew net income and earnings per share to their highest levels ever, and produced strong cash flow. Overall, it was a very good year for our company, even as macro-economic events caused sales cycles to lengthen late in the year. While the macro-economic environment is challenging, the experience of our leadership, the robust level of interest in our solutions, our strong client relationships, and our solid financial position make this a very resilient business.”
Business Outlook
Currency movements had approximately a $10 million sequential impact to fourth quarter 2008 revenue, with this impact carrying forward to the first quarter.
For the first quarter of 2009, Perot Systems expects a reduction of pass-through revenue of approximately $20 million, a portion of which relates to previously disclosed renewals. In addition, Perot Systems expects a net revenue reduction of $15 million to $20 million because the normal course of task orders ending will be greater than the addition of revenue from new sales and project starts in the quarter. With the overall level of sales activity Perot Systems is experiencing and its early 2009 new contract wins, Perot Systems believes it is well positioned to increase new contract signings and associated revenue as the year progresses. Cost management actions will help Perot Systems mitigate the impact of lower revenue in the first quarter.
For the first quarter of 2009, Perot Systems expects revenue to range from $635 million to $655 million and earnings per share (diluted) to range from $.23 to $.25.

Perot Systems Earnings Release	3 of 10
Conference Call
Perot Systems will hold a conference call to review fourth quarter 2008 results of operations on February 10, 2009, at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its fourth quarter 2008 financial results at www.perotsystems.com.

Perot Systems Earnings Release	4 of 10
Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended December 31, 2007 and 2008
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended
	December 31
	2007 1)	2008

Revenue	$732	$683
Direct cost of services	574	559

Gross profit	158	124
Selling, general & admin	86	77

Operating income	72	47
Interest expense, net	(1)	—

Income before taxes	71	47
Provision for income taxes	27	18

Net income	$44	$29

Earnings per share (diluted) data:
Earnings per share (diluted)	$.35	$.24
Shares outstanding (diluted)	124	121

Perot Systems Earnings Release	5 of 10
Perot Systems Corporation
Revenue Summary
For the Three Months Ended December 31, 2008
(Millions of USD)
Unaudited

Revenue
4Q 2007	$732
Growth/(Decrease) Related to:
New major contract signings	11
TTM acquisitions 2) 3)	8
Existing Accounts and Projects 4)	(11)
End of a Client Contract 5)	(74)

Industry Solutions	(66)

Government Services	16

Inter-segment eliminations 6)	1

4Q 2008	$683

		Year-to-
		Year	% of
	Revenue	Growth	Total
Healthcare 3) 5)	$324	(18%)	47%
Commercial 2)	195	2%	29%

Industry Solutions	519	(11%)	76%

Government Services	164	11%	24%

Total	$683	(7%)	100%

Perot Systems Earnings Release	6 of 10
Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2007 and December 31, 2008
(Millions of USD)
Unaudited

	As of	As of
	12/31/2007	12/31/2008
Cash and cash equivalents	$187	$234
Short-term investments	23	36
Accounts receivable, net	477	443
Prepaid expenses and other	70	94

Total current assets	757	807
Property, equip. & software, net	235	221
Goodwill	713	730
Other non-current assets	195	222

Total assets	$1,900	$1,980

Current liabilities	$330	$363
Long-term liabilities	327	312
Stockholders’ equity	1,243	1,305

Total liabilities & stockholders’ equity	$1,900	$1,980

Perot Systems Earnings Release	7 of 10
Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2007 and 2008
(Millions of USD)
Unaudited

	Three Months Ended
	12/31/2007	12/31/2008
Net income	$44	$29
Depreciation and amortization	28	27
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	11	23

Net cash provided by operating activities	83	79

Purchases of property, equipment & software	(9)	(17)
Purchase of short-term investments, net	(23)	(36)
Acquisitions of businesses, net	—	(15)
Other investing, net	5	—

Net cash used in investing activities	(27)	(68)

Repurchases of treasury stock	(47)	(20)
Proceeds from issuance of common stock	4	2
Other financing activities	(2)	1

Net cash used in financing activities	(45)	(17)

Effect of exchange rate changes on cash	1	(6)

Net cash flow	$12	($12)

Perot Systems Earnings Release	8 of 10
Perot Systems Corporation
Financial Highlights
For the Twelve Months Ended December 31, 2007 and 2008
(Millions of USD, except per share amounts)
Unaudited

	2007 1)	2008	% Change
Revenue	$2,612	$2,779	6%
Income before taxes	182	187	3%
Net income	115	117	2%
Earnings per share (diluted)	$.92	$.97	5%
Net cash provided by operating activities	118	217	84%
Capital expenditures	75	55	(27%)
Shares outstanding (diluted)	125	122	(2%)

Perot Systems Earnings Release	9 of 10
Footnotes
1.	In the fourth quarter of 2007, Perot Systems recognized revenue of $59 million, pretax income of $46 million, and approximately $.23 earnings per share (diluted) related to a client termination, all of which is reported within the Healthcare group of the Industry Solutions line of business. In addition, Perot Systems recorded $18 million of expense, equal to approximately $.09 per share (diluted) related to cost reduction activities, which is reported in the Other segment. Combined, these two items provided a 3.3 percentage point benefit to operating margin reported in the fourth quarter of 2007.
2.	During the past twelve months, Perot Systems acquired HighQIT for the manufacturing industry GmbH and Original Solutions Limited. These acquisitions contributed $6 million of revenue for the fourth quarter of 2008 and $16 million of revenue for the full year of 2008, which is reported in the Commercial area of our Industry Solutions line of business.
3.	In the fourth quarter of 2008, Perot Systems acquired Tellurian Networks, Inc. This acquisition contributed $2 million of revenue for the fourth quarter and for the full year of 2008, which is reported in the Healthcare group of our Industry Solutions line of business.
4.	Existing account and project decreases of $11 million as compared to the fourth quarter of 2007 include a $12 million decrease related to the impact of the weakening of certain European currencies against the U.S. Dollar.
5.	The Healthcare group year-to-year revenue decrease for the fourth quarter of 18% includes revenue of $74 million reported in the fourth quarter of 2007 related to the end of a client contract, including $59 million of termination-related revenue described in footnote 1 and $15 million of services revenue.
6.	Inter-segment eliminations relate to the revenue associated with services provided by delivery organizations within our Industry Solutions line of business to clients in our Government Services line of business.

Perot Systems Earnings Release	10 of 10
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2008 revenue of $2.8 billion. The company has more than 23,000 associates located in the Americas, Europe, Middle East and Asia Pacific. Additional information on Perot Systems is available at http://www.perotsystems.com/.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/, as updated in our Quarterly Reports on Form 10-Q filed after such Form 10-K, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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